Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Form 8-K under the Securities Exchange Act of 1934 of American Radio Empire, Inc dated January 25, 2008, of our report dated Janurary 25, 2008, related to the financial statements of Wisplinx, LLC as of December 31, 2006 and 2005, and for the years then ended.

/s/MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas